Exhibit 12.1

                             FX ENERGY, INC.
                  RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                                  THREE
                                                                  MONTHS
                                                                  ENDED
                              YEAR ENDED DECEMBER 31             MARCH 31,
                   -------------------------------------------- ----------
                      1994  1995(B)     1996      1997      1998      1999
                    ------  -------   -------   -------   -------   --------
EARNINGS:
Pre-tax net loss   $ (992)  $(2,520)  $(4,910)  $(3,620) $(10,122)  $  (723)
Capitalized             -         -         -         -         -         -
 interest
Loss                    -         -         -         -         -         -
                  -------   -------   -------   -------   -------   -------
  Total              (992)   (2,520)   (4,910)   (3,620)  (10,122)     (723)
                  -------   -------   -------   -------   -------   -------

FIXED CHARGES:
Interest              214       448       333        83         -         -
Debt amortization       -         -         -         -         -         -
Rental expense
 determined to be
 interest               -         -         -         -         -
                  -------   -------   -------   -------   -------   -------
Total                 214       448       333        83         -         -
                  -------   -------   -------   -------   -------   -------

RATIO OF EARNINGS
 TO FIXED CHARGES(A)   (5)       (6)      (15)      (44)        -         -

EARNINGS:
Pre-tax net loss   $ (992)  $(2,520)  $(4,910)  $(3,620) $(10,122)   $ (723)
Capitalized
 interest               -         -         -         -         -         -
Loss                    -         -         -         -         -         -
                  -------   -------   -------   -------   -------   -------
  Total              (992)   (2,520)   (4,910)   (3,620)  (10,122)     (723)
                  -------   -------   -------   -------   -------   -------

FIXED CHARGES:
Interest              214       448       333        83         -         -
Debt amortization       -         -         -         -         -         -
Rental expense
 determined to be
 interest               -         -         -         -         -         -
Preferred stock
 dividends              -        93         -         -         -         -
                  -------   -------   -------   -------   -------   -------
Total                 214       541       333        83         -         -
                  -------   -------   -------   -------   -------   -------

RATIO OF EARNINGS
 TO FIXED CHARGES
 AND PREFERRED
 STOCK DIVIDENDS
 (A)                   (5)      (5)       (15)      (44)        -         -

-----------

      (a) The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. FX Energy's historical earnings for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 were insufficient to cover FX Energy's fixed charges. The amounts of the deficiencies were $778,000, $2.0 million, $4.6 million, $3.5 million and $10.1 million in 1994, 1995, 1996, 1997 and 1998, respectively, and $723,000 for the three months ended March 31, 1999, for the ratio of earnings to fixed charges and to fixed charges and preferred stock dividends. These ratios are based on continuing operations. "Earnings" is determined by adding:

     . income before income taxes, and
     . fixed charges, net of interest capitalized.

     "Fixed charges" consist of interest (whether expensed or capitalized) and that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of FX Energy.

(b)  No Preferred Stock outstanding.